Exhibit 21.1

Ultra Clean Holdings, Inc.

List of Subsidiaries

Ultra Clean Technology Systems and Service, Inc. (a California corporation)

Ultra Clean International Holding Company (a Cayman Islands corporation)

Ultra Clean Micro-Electronics Equipment (Shanghai) Co., Ltd. (a Chinese corporation)

FarEast International Holdings Ltd (a Hong Kong corporation)

Ultra Clean Asia Pacific, Pte Ltd (a Singapore corporation)

American Integration Technologies LLC (a Delaware limited liability company)

Integrated Flow Systems, LLC (a California limited liability company)

UCT Thermal Solutions, Inc. (a Delaware corporation)

UCT Fluid Delivery Solutions s.r.o (a Czech Republic company)

Quantum Global Technologies, LLC (a Delaware limited liability company)

Quantum Clean Technologies (S) Pte. Ltd. (a Singapore corporation)

Quantum Global Technologies – Scotland (a Scotland corporation)

QuantumClean Global – Israel Ltd. (an Israel corporation)

Quantum Global Technologies Holding Company, LLC (a Delaware limited liability company)

Quantum Global Technologies – Korea (a South Korea corporation)

Quantum Global Technologies – Japan (a Japan corporation)

Quantum Global Technologies Korea Co., Ltd. (a South Korea corporation)

Cinos Co., Ltd. (a South Korea corporation)

Cinos Xian Clean Technology, Ltd. (a China corporation)

Quantum Global Technologies Company Limited – Taiwan Branch (a Taiwan corporation)

Tainan Quantum Technologies Co. Ltd. (a Taiwan corporation)